SHARE EXCHANGE AGREEMENT

                                  by and among

                                  TEXXON, INC.

                                 TELEPLUS, INC.

                                       AND

                               THE SHAREHOLDERS OF
                                 TELEPLUS, INC.


         THIS SHARE EXCHANGE AGREEMENT (this "Agreement'), dated this _____ day of March, 2006, is made and entered into by and among:
         TEXXON, INC., an Oklahoma corporation having its principal business office located at 9801 Westheimer Street, Suite 302, Houston, Texas 77042 (hereinafter sometimes referred to as "Texxon");

         TELEPLUS, INC., a California corporation having its principal business office located at 11601 Wilshire Boulevard, Suite 2030, Los Angeles, California 90025 (hereinafter sometimes referred to as "TelePlus");

         BEN HANSEL (hereinafter sometimes referred to as "Hansel"), a shareholder and Chief Executive Officer of Texxon.

                                       AND
         CLAUDE BUCHERT, HELENE LEGENDRE, TELENOVA, LTD., HUMAX WEST, INC., FABRICE GAUTIER, RICHARD BERNSTEIN AND JEREMY TESORIO (hereinafter jointly and severally sometimes referred to as "SHAREHOLDERS"), each of whom is a shareholder of TelePlus.

WITNESSETH THAT:
         WHEREAS, Texxon desires to acquire from SHAREHOLDERS all of the issued




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


and outstanding capital stock of TelePlus, so as to constitute TelePlus as a wholly-owned subsidiary of Texxon, in exchange for shares of the Common Stock of Texxon in a transaction qualifying as a tax-free reorganization;
         WHEREAS, Texxon, by its Certificate of Incorporation which was issued on February 9, 1988, is authorized to issue 10,000,000 shares of Preferred Stock having a par value of $.01 per share, of which no shares have been designated as a series and no shares are presently issued and outstanding, and 80,000,000 shares of Common Stock having a par value of $.01 per share, of which 46,482,159 shares are to be issued and outstanding as of Closing;
         WHEREAS, TelePlus, by its Articles of Incorporation is authorized to issue 10,000,000 shares of capital stock having no par value per share, Common Stock, of which 9,302,780 shares are issued and outstanding;
         NOW THEREFORE, the constituent corporations, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby prescribe the terms and conditions of their reorganization and the mode of carrying the same into effect, as follows:

                                    ARTICLE I
                           THE REORGANIZATION/EXCHANGE
       1. PLAN OF REORGANIZATION. SHAREHOLDERS are the owners of all of the issued and outstanding capital stock of TelePlus, which on the date of this Agreement consists of 9,302,780 shares of Common Stock. It is the intention of the parties that all of such issued and outstanding Common Stock of TelePlus, plus all shares of Common Stock of TelePlus which may be issued by Teleplus after the date of this Agreement to a date not later than five (5) days prior to the the Closing Date be acquired by Texxon in exchange solely for its voting stock in a reorganization qualifying under ss.368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

       2. CONDITIONS PRECEDENT TO CLOSING. The obligatons of the parties to consummate the transactions contemplated by this Agreement are expressly



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conditioned upon and subject to the satisfaction of each and every term and condition set forth herein. Prior to Closing, Texxon shall accomplish the following and shall deliver to the SHAREHOLDERS documents evidencing, to the reasonable satisfaction of TelePlus and its counsel:
       (i) Secure a rescission of the proposed transaction with V3Global, Inc. and take all such action, including without limitation, filing of a Current Report on Form 8-K with the United States Securities and Exchange Commission (hereinafter referred to as the "SEC") and such documents as may be necessary or desirable to give effect to such rescission with no liability to Texxon, its successors, assigns and affiliates;
       (ii) Re-domesticate as a Nevada corporation, by merging the current Oklahoma corporation into a Nevada corporation organized solely for the purpose of such re-domestication;
       (iii) Amend the Nevada Articles of Incorporation so as to authorize the corporation to issue 160,000,000 shares of capital stock having a par value of $.001 per share, divided into 10,000,000 shares of undesignated preferred stock and 150,000,000 shares of Common Stock;
       (iv) Amend the contract between Texxon and Stock Communications Group, Inc ("SCG") to provide (a) that no more than 7,000,000 shares of Texxon'x Common Stock may be issued in any calendar quarter, beginning with the first quarter of 2006, upon the exercise of the common stock purchase warrants issued pursuant to such contract and obtain the consent of each of SCG's assignees to such amendment and (b) that such contract will terminate upon exercise of all of such common stock purchase warrants with no further obligation or liability of Texxon;
       (v) Have secured a cancellation of the commitments to issue so-called "Class A Convertible Preferred Stock" and any commitments to issue any additional shares of Common Stock, with no further obligation or liability of Texxon, excepting only for the issuance of Warrants in consideration for such cancellation which, upon full exercise, would result in the issuance of 2,500,000 additional shares of Common Stock; and



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



          (vi) Have issued and outstanding as of Closing no more than 33,482,159 shares of Common Stock with only 2,500,000 shares of Common Stock reserved for issuance pursuant to the Warants referenced in subparagraph (v) of this Paragraph 2 and up to 13,000,000 shares of Common Stock issued or reserved for issuance pursuant to the common stock purchase warrants referred to in subparagraph (iv) of this Paragraph 2. Texxon and the SHAREHOLDERS agree that at Closing all shares of TelePlus Common Stock then issued and outstanding shall be exchanged with Texxon for 81,000,000 shares of the Common Stock of Texxon to be immediately issued. The Texxon shares will, at Closing, be delivered to the individual SHAREHOLDERS in exchange for their TelePlus shares ratably in proportion to the number of shares of TelePlus held by each of them, as certified by TelePlus to Texxon not later than 5 days prior to the Closing.
..
          3. DELIVERY OF SHARES. At the Closing, the SHAREHOLDERS shall deliver certificates for all of the issued and outstanding shares of TelePlus duly endorsed with signatures Medallion guaranteed so as to make Texxon the sole owner thereof, free and clear of all claims and encumbrances. Simultaneously at the Closing, Texxon shall issue and deliver to the SHAREHOLDERS certificates representing all of the 81,000,000 Texxon shares to be issued in exchange for the TelePlus shares, in such names, denominations and amounts as SHAREHOLDERS shall have requested. In the alternative, Texxon may deliver to SHAREHOLDERS duly executed instructions to its Transfer Agent for the immediate issuance of such shares.

          4. INVESTMENT REPRESENTATIONS. Each SHAREHOLDER, severally and not jointly, acknowledges, agrees and represents that:
          (a) He has been advised that none of the shares of Texxon being acquired hereunder have been registered under the Securities Act of 1933 (the "1933 Act").
          (b) All of the shares of Texxon being acquired hereunder are being, and will be, acquired and held for investment, not for resale or distribution to




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


the public and not for the purpose of effecting or causing to be effected a public offering of such securities and, further, that none of such securities will be sold, transferred, assigned or disposed of except to, or in trust for the benefit of, members of a shareholder's immediate family or their personal representatives, devisees, and legatees, or in accordance with the 1933 Act and the Rules and Regulations of the SEC (the "Rules and Regulations") promulgated thereunder.

          (c) He has been advised and is aware of the fact, that by reason of the foregoing investment representations and restrictions upon transfer: (i) the shares of the Texxon stock must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available; (ii) if Rule 144 of the Rules and Regulations is applicable to any future routine sales of any such securities, such sales can be made only in limited amounts in accordance with the terms and conditions of that Rule; (iii) in the case of securities to which that Rule is not applicable, compliance with some applicable disclosure exemption, if any be available, will be required; (iv) all of the Texxon shares will bear a legend restricting transfer thereof; and (v) the Transfer Agent of Texxon's Common Stock will be given "stop-transfer" instructions so as to prevent any illegal transfer of such shares.
          (d) He has relied upon his own investigation into Texxon and its financial condition, and the warranties and representations made by Texxon herein, for purposes of deciding to enter into and close this Agreement and to accept shares of Texxon in exchange for shares of TelePlus. Except for the expressed representations and warranties herein, he has not relied upon any other oral or written representation made by Texxon or any of its officers or directors or representatives of Texxon and that no representation, or statements shall survive the Closing with the sole exception of the representations and warranties contained in this Agreement.

          5. Closing.
          (a) Closing shall take place at the offices of counsel for TelePlus, SEC Law Firm, 11693 San Vicente Boulevard, Suite 357, Los Angeles, California 90049, on the last to occur of the following:





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


          (i) the fifth business day after completion by Texxon of the conditions precedent as set forth in Paragraph 2 above; or
          (ii) the availability of TelePlus' audited financial statements so as to permit Texxon to file a timely Current Report on Form 8-K concerning the consummation of the transactions contemplated by this Agreement containing such.
(b) In addition to the share certificates or Transfer Agent instructions to be delivered to Texxon pursuant to Paragraph 3 above, within five (5) business days prior to Closing, TelePlus shall deliver or cause to be delivered to Texxon the following documents:
          (1) Certified copy of the Minutes of the Meeting of the Board of Directors of TelePlus ratifying and approving this Agreement and the Closing thereof;
          (2) Certificate of good standing reflecting that TelePlus is a corporation in good standing in the state of its incorporation;
          (3) Audited Financial Statements for TelePlus, or such portions thereof as required in order for Texxon, post-Closing, to file the required Current Report on Form 8-K with the SEC, together with a certificate executed by the President/CEO and Treasurer/CFO of TelePlus certifying that to the best of their knowledge and belief, the financial statements are accurate and complete; and
          (4) Any and all other documents which may be reasonably requested by Texxon to effect and close this transaction.
          (c) In addition to the share certificates or Transfer Agent instructions to be delivered to SHAREHOLDERS pursuant to Paragraph 3 above, within five (5) business days prior to Closing, Texxon shall deliver to SHAREHOLDERS the following documents:
          (1) Certified resolutions of the Board of Directors of Texxon ratifying this Agreement and the Closing thereof and expressly authorizing the issuance of shares as required by this Agreement;
          (2) A certificate of good standing of Texxon reflecting that Texxon is in good standing under the laws of the state of its incorporation;



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

          (3) Copies of all reports filed by Texxon with the SEC, including all reports on Forms 10-K, 10-Q, and 8-K of Texxon during the period from December 31, 2004 to the date of Closing;
          (4) Any and all other documents as may be reasonably required by the SHAREHOLDERS to close this Agreement;
          (5) Subject to the receipt from each of Benjamin Hansel and Claude Buchert of written assurances that they are receiving no consideration in connection with the transactions contemplated by this Agreement other than the Texxon shares to be issued in exchange for the TelePlus shares on consummation of the transaction contemplated by this
          Agreement, an opinion letter from Texxon's counsel in form satisfactory to SHAREHOLDERS that this transaction qualifies as a tax free transaction under section 368(a)(1)(B);
          (6) Opinion letter from counsel to Texxon's reasonably satisfactory to TelPlus and its counsel,, in form and substance satisfactory to
          TelePlus and it counsel that the Form S-8 filed with the SEC on September 13, 2005 was legally proper and effective to register the shares of the Common Stock of Texxon covered thereby at the time it was filed, and as to all such other federal and state securities matters, including the registration of other shares of the Common Stock of Texxon, as TelePlus shall reasonably request;
          (7) A certificate executed by the President and by the Chief Financial Officer of Texxon, dated the closing date, certifiying that the representations and warranties of Texxon set forth herein are true, correct and complete on and as of the date of such certificate as if the same were made on such date; and
          (8)  Copies  of  the  resolutions  of  the   shareholders  of  Texxon,
          authorizing the re-domestication of Texxon as a Nevada corporation, certified by the Secretary of Texxon;
          (9) Certified copies of the Information Statement filed by Texxon with the SEC and distributed to the shareholders of Texxon in respect of the transactions contemplated by this Agreement.


          6. OFFICERS AND DIRECTORS. It is the intent of the parties that after the Closing, Texxon shall have a Board of Directors consisting only of the three
(3) members of the Board of Directors  designated by TelePlus no later than five
(5) business days prior to the Closing. Effective on and as of the Closing the existing Board of Directors of Texxon shall resign with the Board appointing the three (3) TelePlus nominees as directors to fill the vacancies.


                                   ARTICLE II
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                                       OF
                                     TEXXON
          Texxon, intending Teleplus and SHAREHOLDERS to rely thereon, represents, warrants and agrees that, except as set forth on the Disclosure Schedule to be delivered by Texxon to Teleplus no later than 35 days after the date of this Agreement (hereinafter referred to as the "Texxon Disclosure Schedule") as follows:
          1. (a) Texxon is, as of the date of this Agreement, a validly existing corporation in good standing, duly organized pursuant to the laws of the State of Oklahoma, with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and to the best of its knowledge it possesses all necessary permits and licenses required in connection with the conduct of its business. Each subsidiary of Texxon is listed on the Texxon Disclosure Schedule. Each Texxon subsidiary is, as of the date of this Agreement, and will be, as of the Closing, a validly existing corporation in good standing, duly organized pursuant to the laws of its jurisdiction of incorporation, with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and to the best of




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


Texxon's knowledge such subsidiary possesses all necessary permits and licenses required in connection with the conduct of its business.
                 (b) As of Closing, Texxon will be a validly existing corporation in good standing, duly organized pursuant to the laws of the State of Nevada, with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and to the best of its knowledge it possesses all necessary permits and licenses required in connection with the conduct of its business.
          2. The conduct of Texxon's present business, including those of any subsidiaries, is to the best of its knowledge in full compliance with all applicable, federal, state and local governmental statutes, rules, regulations, ordinances and decrees.
          3. Pursuant to its Nevada Articles of Incorporation, as amended, following re-domestication, at Closing Texxon will be authorized to issue 10,000,000 shares of Preferred Stock having a par value of $.001 per share, of which no shares will have been designated as a series and no shares will be issued and outstanding, and 150,000,000 shares of Common Stock having a par value of $.001 per share, of which 33,482,159 shares will be issued and outstanding and all such shares shall be duly authorized, validly issued, fully paid and non-assessable and shall have been issued in full compliance with all applicable federal and state securities laws, rules and regulations. There shall be no other authorized or outstanding securities of any class or of any kind or character of the corporation and, except as reflected in this Agreement, there will be no outstanding subscriptions, options, warrants or other agreements or commitments obligating the corporation, to issue or to sell any additional shares of Texxon's stock or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class, except only for the 2,500,000 shares reserved for the exercise of certain warrants issued and outstanding to Ben Hansel (1,000,000), Marcia Rosenbaum (500,000) and Charles Bingham (1,000,000) and up to 13,000,000 shares of Common Stock issued or reserved for issuance pursuant to the common stock purchase warrants referred to



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


in subparagraph (iv) of Article 1, Paragraph 2 of this Agreement.
          4. Upon issuance of the Common Stock of Texxon to SHAREHOLDERS, at the Closing SHAREHOLDERS will become the owners of at least 62% of Texxon's capital stock then issued and outstanding, on a fully diluted basis.
          5. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under: the Articles of Incorporation or By-Laws of Texxon; any indenture, other agreement or instrument to which the corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the corporation, its securities or its properties.
          6. At Closing Texxon will not be a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the stock or to any agreement that affects the voting rights of any of the stock, nor has the company made any commitment of any kind relating to the issuance of shares of any of its stock, whether by subscription, right of conversion, option or otherwise other than (a) the common stock purchase warrants issued to SCG as referenced in Article I, Paragraph 2, subparagraph (iv) above and (b) the 2,500,000 shares reserved for the exercise of certain warrants issued and outstanding to Ben Hansel (1,000,000), Marcia Rosenbaum (500,000) and Charles Bingham (1,000,000).
          7. Texxon is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration or at a discount in excess of normal discount for quantity or cash payment.
          8. Texxon has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed in correct form; all federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; to the extent that tax liabilities have accrued, but have not become payable, they are adequately reflected as liabilities on the books of the company; and Texxon is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Texxon; and Texxon is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Texxon.
          9. There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to Texxon, which might result in a material adverse change in the future financial condition or operations of Texxon or any of its subsidiaries other than as reflected in Texxon's Form 10-Q for the quarter ended September 30, 2005. Texxon has received no comment letters, or other communications of similar import, from the SEC which have not been fully addressed and resolved. Each filing made by Texxon with the SEC was legally proper when made and was accurate and complete when filed.
          10. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained.
          11. No transactions have been entered into either by or on behalf of Texxon or any subsidiaries, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term "performed" the failure to perform any required acts) which would adversely affect the goodwill of Texxon.
          12. The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.
          13. The Form 10-K for the fiscal year ended December 31, 2004 and Forms 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 were accurate when filed and:
          (a) Except as set forth in the financial statements of Texxon dated September 30, 2005 and included as part of the Texxon Disclosure Schedule, Texxon is the owner, free and clear of any liens, pledges, or encumbrances, of





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


all of the property and assets set forth in Texxon's balance sheet for its period ended September 20, 2005 (the "Balance Sheet");
          (b) Texxon has no liabilities or obligations except those disclosed in the financial statements of Texxon as of September 30, 2005 except those set forth on the Texxon Disclosure Schedule and Texxon does not have any knowledge of facts which would require the setting up of additional reserves with respect thereto;
          (c) Texxon and its subsidiaries are not in default under or in breach of the provisions of any debt, security, mortgage, indebtedness, material contract, or agreement to which they are a party or by which it is bound which default or breach would materially adversely effect its business or properties or condition, financial or otherwise, or would result in the creation of a lien or charge upon any of the properties or assets of Texxon and its subsidiaries;
          (d) There exists no event, current condition, or act which with the giving of notice of the lapse of time or the happening of any other event or condition would become a default under or breach of any such debt, security, mortgage, indebtedness, or material contract, or would result in the creation of a lien or charge upon the properties or assets of Texxon as reflected in the Balance Sheet. None of the terms of any debt, security, mortgage indebtedness or other material contract or any other contract or agreement would prevent the consummation of the Closing of this Agreement; and
          (e) No waiver, indulgence or postponement of any of the obligations of Texxon have been granted by any obligee;
          14. No adverse material change in the business or consolidated financial position since September 30, 2005 has occurred and no event, condition or state of facts which materially and adversely affects, or threatens to materially and adversely affect, the business or results of operations or financial condition of Texxon and its subsidiaries.
          15. There are no loans, accrued obligations, liabilities, claims, or contractual obligations owed by Texxon and/or any subsidiaries to any of its Officers, Directors, or Stockholders.

          16. The shares of Texxon being issued to SHAREHOLDERS hereby are duly and validly authorized, issued and outstanding and are fully paid and nonassessable. There are no agreements between Texxon and its subsidiaries and any other individual or entity which would prevent or affect the consummation of the transaction provided for in this Agreement.
          17. The corporate record book of Texxon is complete and contains all amendments to the Articles, Bylaws, and all Minutes of meetings of Directors and Shareholders.
          18. The representations and warranties made by Texxon in this Agreement and all exhibits and schedules hereto contain no untrue statements of material facts and do not omit to state a material fact necessary to make the statements contained herein not misleading. Notwithstanding any investigation that may be made by SHAREHOLDERS, all representations and warranties of Texxon made in this Agreement shall be deemed to have been made at the Closing and shall survive the Closing of this Agreement.
          The foregoing representations, warranties and agreements shall be true and correct as of the effective date of the reorganization and the Closing date. Such representations, warranties and agreements shall survive the reorganization until one (1) year from the date of Closing. None of such representations, warranties and agreements contain, or shall contain as of the effective date of the reorganization, any false or misleading statement of a material fact or omit, as of the effective date of the reorganization, to state any material fact necessary in order to make the representations, warranties and agreements not misleading.

                                   ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                                       OF
                                    TELEPLUS

          TelePlus, intending Texxon to rely thereon represents, warrants and agrees agrees that, except as set forth on the Disclosure Schedule to be delivered by TelePlus to Texxon no later than 35 days after the date of this Agreement (hereinafter referred to as the "TelePlus Disclosure Schedule") as follows:
          1. TelePlus is, as of the date of this Agreement, a validly existing corporation in good standing, duly organized pursuant to the laws of the State of California with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and it possesses all necessary permits and licenses required in connection with the conduct of its business. . Each subsidiary of TelePlus is listed on the TelePlus Disclosure Schedule. Each TelePlus subsidiary is, as of the date of this Agreement, and will be, as of the Closing, a validly existing corporation in good standing, duly organized pursuant to the laws of its jurisdiction of incorporation, with all legal and corporate authority and power to conduct its business as now being conducted and to own its properties and to the best of TelePlus's knowledge such subsidiary possesses all necessary permits and licenses required in connection with the conduct of its business.
          2. The conduct of TelePlus's business, including that of any subsidiaries, is to the best of SHAREHOLDERS' knowledge in full compliance with all applicable, federal, state and local governmental statutes, rules, regulations, ordinances and decrees.
          3. Pursuant to its Articles of Incorporation TelePlus is authorized to issue 15,000,000 shares of Common Stock, of which 9,302,789 shares are issued and outstanding on the date of this Agreement. There are no other authorized or outstanding securities of any class or of any kind or character of the corporation and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating the corporation, to issue or to sell any additional shares of TelePlus's stock or any options or rights with respect thereto, or any securities convertible into any shares of stock of any class.
          4. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of TelePlus; any indenture, other agreement or instrument to which the corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the corporation, its securities or its properties.
          5. At Closing TelePlus will not be a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the stock or to any agreement that affects the voting rights of any of the stock, nor has the company made any commitment of any kind relating to the issuance of shares of any of its stock, whether by subscription, right of conversion, option or otherwise.
          6. At Closing, TelePlus will not be a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment.
          7. TelePlus has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed in correct form; all federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; to the extent that tax liabilities have accrued, but have not become payable, they are adequately reflected as liabilities on the books of the company; and TelePlus is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against TelePlus.
          8. There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to TelePlus, which might result in a material adverse change in the future financial condition or operations of TelePlus.
          9. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained.
          10. The audited financial statements for TelePlus as of December 31,

2003 and, December 31, 2004 and the unaudited financial statements as of September 30, 2005, to be furnished to to Texxon prior to Closing will be true and complete, prepared in conformity with generally accepted accounting principles consistently applied during the periods, and presents fairly the financial position, results of operations, and changes in financial position, of TelePlus. TelePlus represents that:
          (a) Except as set forth in the financial statements of TelePlus, dated September 30, 2005, TelePlus is the owner, free and clear of any liens, pledges, or encumbrances, of all of the property and assets set forth in the TelePlus Balance Sheet;
          (b) TelePlus has no liabilities or obligations except those disclosed in the financial statements of TelePlus, at September 30, 2005 except those set forth on other Exhibits to this Agreement and TelePlus does not have any knowledge of facts which would require the setting up of additional reserves with respect thereto;
          (c) TelePlus is not in default under or in breach of the provisions of any debt, security, mortgage, indebtedness, material contract, or agreement to which it is a party or by which it is bound which default or breach would materially adversely effect its business or properties or condition, financial or otherwise, or would result in the creation of a lien or charge upon any of the properties or assets of TelePlus;
          (d) No waiver, indulgence or postponement of any of the obligations of TelePlus have been granted by any obligee;
          (e) There exists no event, current condition, or act which with the giving of notice of the lapse of time or the happening of any other event or condition would become a default under or breach of any such debt, security, mortgage, indebtedness, or material contract, or would result in the creation of a lien or charge upon the properties or assets of TelePlus as reflected in the Balance Sheet. None of the terms of any debt, security, mortgage indebtedness or other material contract or any other contract or agreement would prevent the consummation of the Closing of this Agreement.

          11. No adverse material change in the business or consolidated financial position since September 30, 2005 will have occurred and no event, condition or state of facts which materially and adversely affects, or threatens to materially and adversely affect, the business or results of operations or financial condition of TelePlus and any of its subsidiaries.
          12. There are no loans, accrued obligations, liabilities, claims, or contractual obligations owed by TelePlus to any of its Officers, Directors, or Stockholders.
          13. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning, building, or licensing ordinances affecting the real property or any significant leasehold interests of TelePlus and its subsidiaries, pending or threatened, which might affect the business, financial condition, or earnings of TelePlus and any subsidiaries.
          14. The shares of TelePlus being acquired by Texxon from SHAREHOLDERS hereby are duly and validly authorized, issued and outstanding and are fully paid and nonassessable. To the best knowledge of TelePlus there are no agreements between any of the SHAREHOLDERS and any other individual or entity which would prevent or affect the consummation of the transaction provided for in this Agreement.
          15. This Agreement and all Exhibits to this Agreement and all documents delivered to Texxon by TelePlus at the Closing in connection with this transaction are true and correct. The representations and warranties made by TelePlus in this Agreement contain no untrue statements of material facts and do not omit to state a material fact necessary to make the statements contained herein not misleading. Notwithstanding any investigation that may be made by Texxon, all representations and warranties of TelePlus made in this Agreement shall be deemed to have been made both at the time of the execution of this Agreement and at the Closing and shall survive the Closing of this Agreement.
          The foregoing representations, warranties and agreements and those contained in Article I, Paragraph 4 above shall be true and correct as of the effective date of the reorganization. Such representations, warranties and agreements shall survive the reorganization until one (1) year from the date of Closing. None of such representations, warranties and agreements contain, or shall contain as of the effective date of the reorganization, any false or misleading statement of a material fact or omit, as of the effective date of the reorganization, to state any material fact necessary in order to make the representations, warranties and agreements not misleading.

                                   ARTICLE IV
                                CONDUCT OF TEXXON
                                  AFTER CLOSING

          1. Texxon represents and warrants that, after the reorganization, it shall:
          (a) promptly and timely file a Current Report on Form 8-K to disclose the reorganization;
          (b) promptly and timely make amendment of any manual listing to reflect the reorganization so as to maintain the "manual exemption";
          (c) promptly and timely file all materials required to maintain the OTCBB listing; and
          (d) promptly and timely direct its Transfer Agent to issues certificates representing shares of Texxon's Common Stock upon exercise of (i) the common stock purchase warrants referenced in
               Article I, Paragraph 2,  subparagraph  (iv) of this Agreement and
               (ii) the Warrants referenced in Article I, Paragraph 2, subparagraph (v) of this Agreement.

                                    ARTICLE V
                                 INDEMNIFICATION

         1.       OBLIGATIONS OF THE PARTIES.
                  (a) Ben Hansel agrees to indemnify and hold harmless TelePlus and each Shareholder and their respective directors, officers, employees, affiliates and agents from and against any and all Losses, asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonfulfillment of any of the representations, warranties or covenants or agreements made by Texxon in or pursuant to this Agreement.
                  (b) Claude Buchert agrees to indemnify and hold harmless Texxon and its directors, officers, employees, affiliates and agents from and against any and all Losses, asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonfulfillment of any of the representations, warranties or covenants or agreements made by TelePlus in or pursuant to this Agreement.
                  (c) Each Shareholder, severally and not jointly, agrees to indemnify and hold harmless TelePlus, Texxon and each other Shareholder and their respective directors, officers, employees, affiliates and agents from and against any and all Losses, asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonfulfillment of any of the representations, warranties or covenants or agreements made by such Shareholder in or pursuant to this Agreement.

         2.       PROCEDURE
                  (a) Losses for or against which any party is entitled to indemnification pursuant to this Article V resulting from the assertion of liability by third parties are "Third Party Claims." Any party seeking indemnification (an "Indemnified Party") with respect to Third Party Claims shall give notice to the party required to provide indemnification (the "Indemnifying Party") within 30 days of becoming aware of any such Third Party Claim. The Indemnifying Party will promptly assume the defense thereof with experienced counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of Third Party Claims shall not be adversely affected by the Indemnified Party's failure to give notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.
                  (b) If the Indemnifying Party, within 20 days after receipt of a notice of a Third Party Claim, fails to assume the defense of such Indemnified Party against such Third Party Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however that no such settlement of a Third Party Claim shall be effective unless the Indemnified Party shall give the Indemnifying Party 14 days prior written notice of the terms and conditions of such settlement, and the Indemnifying Party shall not have given notice to the Indemnified Party of its objection in writing to the terms of such settlement within seven days of its receipt of such notice.
                  (c) Notwithstanding anything in this Article V to the contrary, (i) if the Indemnified Party reasonably believes that a Third Party Claim may materially and adversely affect the business or operations of the Indemnified Party, other than as a result of money damages or other money payments, such person shall have the right to defend, compromise or settle such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Third Party Claim; provided, however that no such settlement of a Third Party Claim shall be effective unless the Indemnified

Party shall give the Indemnifying Party 14 days prior written notice of the terms and conditions of such settlement, and the Indemnifying Party shall not have given notice to the Indemnified Party of its objection in writing to the terms of such settlement within seven days of its receipt of such notice.
..                (b) Notwithstanding anything to the contrary in this Article V, this Section relates only to the procedure for indemnifiable claims that are Third Party Claims. Nothing herein shall be deemed to limit any indemnifiable claim that is not a Third Party Claim.
                  3 Survival. This Article shall survive any termination of this
Agreement. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any limitation period shall continue to be covered by this Article until such matter is finally terminated or otherwise resolved (subject to applicable statutes of limitations) by the parties and settled under this Agreement and any amounts payable hereunder are finally determined and paid.

                                   ARTICLE VI
                                  MISCELLANEOUS
          1. NOTICES. All notices to a party shall be deemed given when mailed by registered or certified mail to the address set forth below or such other address as may be substituted therefor by notice:
          TO SHAREHOLDERS:  Claude Buchert
                            11601 Wilshire Boulevard, Suite 2030
                            Los Angeles, California 90025

          With a copy to:   Lance Jon Kimmel, Esq.
                            SEC Law Firm
                            11693 San Vincente Boulevard, Suite 357
                            Los Angeles, California 90049

          To Texxon:          Ben Hansel
                              9801 Westheimer Street, Suite 302,
                              Houston, Texas 77042

          With a copy to:     Richard C. Fox, Esq.
                              P.O. Box 1097 Pecos, New Mexico
                              87552

          2. INTEGRATION. This Agreement is the entire Agreement among the parties and supersedes all prior agreement(s) among the parties with respect thereto except as herein specified. There are no representations, warranties or other agreements except as expressed in this Agreement. No alteration, modification, or waiver of term or condition hereof shall be binding unless in writing and signed by all parties.
          3. AMENDMENTS. This Agreement may be amended only with the written approval of the party to be charged therewith; provided, however, that no such amendment may be made that would cause a breach of any warranty or representation herein.
          4. NO ASSIGNMENT. This agreement may not be assigned by any party or by operation of law or otherwise.
          5. CONSTRUCTION. Whenever required by the context hereof: the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. Time is expressly declared to be of the essence of this Agreement. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draftsman.
          6. INTERPRETATION. It is the intent of the parties that this Agreement shall be construed and interpreted, and that all questions arising hereunder shall be determined in accordance with the provisions of the laws of the State of California without regard to conflict of laws principles.
          7. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.
          8. ARBITRATION. Any controversy, claim or dispute arising out of or resulting from this Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be resolved by arbitration, to be held in Los Angeles, California, in accordance with the rules and regulations of the American Arbitration Association, except that the provisions for discovery shall be as set forth in the Rules of Civil Procedure then in effect in California. Failure of a party to participate or cooperate shall constitute grounds for default judgment. The arbitrator shall award legal fees and costs to the prevailing party. The decision of the arbitrator shall in each case, including awards and the allocation of costs, be final and binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof.
          9. COUNTERPARTS. This Agreement may be executed in two or more counterparts and by facsimile, any one of which shall be deemed to be an original.
          10. BROKERS' OR FINDERS' FEES. No agent, broker, person, or firm acting on behalf of either party or under the authority of any of them is or will be entitled to any commission or broker's or finder's fee or financial advisory fee in connection with any of the transactions contemplated herein.
          11. EXHIBITS. All Exhibits and Schedules described herein which are not attached to the Agreement at execution shall be attached within three calendar days thereafter, unless a different time for delivery is provided for herein. Each such Exhibit and Schedule shall not be of any force or effect until the same shall have been approved by the party receiving the same.and shall bear the signature of the party submitting same.
         12. PRESS RELEASES. Each party hereto agrees that it will not issue or cause the issuance of any press release or other information in the nature of a press release relating to this Agreement or the transactions contemplated hereby without the other party's prior written consent, unless a party is required, in the opinion of counsel to such party. to make information concerning this Agreement and the transactions contemplated hereby publicly available, but only to the extent the same is legally required.
         13. INSPECTION RIGHTS. Each party hereto agrees that it shall permit the other parties hereto access upon reasonable notice and during regular business hours as often as may be reasonably requested, to conduct diligence in connection with the transactions contemplated by this Agreement. All expenses of the requesting party associated with any such diligence shall be borne by the party conducting the same. All information acquired as part of the conduct of such diligence shall be maintained by the receiving party in confidence. No party hereto shall have any duty or obligation to consummate the transactions contemplated by this Agreement unless such diligence shall have been completed to the satisfaction of such party in the sole and absolute discretion of such party.

          IN WITNESS WHEREOF, and intending to be legally bound, the parties have hereunto set their hands and seals the day and year first above written.

TEXXON, INC.



By: /s/ Ben Hansel
   ---------------

Its: President and CEO

TELEPLUS, INC.



By: /s/ Claude Buchert
    ------------------

Its: CEO

SHAREHOLDERS:


/s/ Claude Buchert
-------------------
CLAUDE BUCHERT



TELENOVA LTD.



By: /s/ Claude Buchert
    ------------------

Its:  Representative

HUMAX WEST, INC



By: /s/ Koka Hayashi
    ----------------

Its:  President


/s/ Fabrice Gautier
-----------------------
FABRICE GAUTIER


/s/ Helene Legendre
-----------------------
HELENE LEGENDRE


/s/ Richard Bernstein
-----------------------
RICHARD BERNSTEIN


/s/ Jeremy Tesoriero
-----------------------
JEREMY TESORIERO


/s/ Ben Hansel
-----------------------
BEN HANSEL